Exhibit (16)


                    Letter re change in certifying accountant


Securities and Exchange Commission
Washington, DC 20549


We were previously the independent accountants for Logansport Financial Corp. (the "Registrant"), and on January 23, 1997 we reported on the consolidated financial statements of the Registrant as of and for the two years ended December 31, 1996. On August 12, 1997, we were dismissed as independent accountants of the Registrant.

We have read the Registrant's statements included under Item 4 of its Form 8-K dated August 12, 1997 and we agree with such statements.

/s/ Geo. S. Olive & Co. LLC

GEO. S. OLIVE & CO. LLC
Indianapolis, Indiana
August 18, 1997




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